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The following is a transcript of Millipore's Earnings Release Conference Call on May 6, 2010, and the slides which accompanied the call.

1)	Welcome and Introductions - Joshua Young

Good Evening, I would like to welcome everyone to Millipore’s first quarter 2010 earnings conference call.  My name is Joshua Young and I am the Director of Investor Relations for Millipore.  Joining me on today’s call are Martin Madaus, Chairman, President & CEO, and Charlie Wagner, Chief Financial Officer.

In addition to the earnings release we issued earlier today, we will also be referencing a slide presentation as part of today’s call.  This presentation can be viewed by clicking on the webcast link on the Millipore.com homepage or by accessing Millipore’s Investor Relations Website.  A PDF copy of the slides will be posted to our website after the call.  We will also be highlighting non-GAAP information.  A reconciliation of our GAAP financials to our non-GAAP financial measures is included in our earnings release and posted on our website.

Before we begin, I would like make the usual Safe Harbor statement that during the course of this conference call, we will make forward-looking statements regarding future events or the financial performance of the Company that involve risks and uncertainties. The Company's actual results may differ materially from the projections described in such statements. Factors that might cause such differences include, but are not limited to, those discussed in today's earnings release and in our Form 10-K as well as other subsequent SEC filings.

Also, note that the following information is related to current business conditions and our outlook as of today, May 6, 2010. Consistent with our prior practice, we do not intend to update our projections based on new information, future events, or other reasons, prior to the release of our second quarter 2010 financial results.

On today’s call, we will provide details about our current business performance and market trends.  However, due to our pending transaction with Merck, we will not hold a formal Q&A session and we will conclude the call at the end of our formal remarks.

Now, I'd like to turn the call over to Martin Madaus.

2)	Takeaways from Q1 2010 Performance – Martin Madaus

Thanks Joshua. Good evening everybody and thank you for joining us on the call today.

Q1 was an outstanding quarter for Millipore.  We started 2010 right where we left off in 2009:  delivering exceptional financial performance and outperforming many of our peers who faced easier year-over-year comparisons.  We posted record quarterly sales and non-GAAP earnings per share in Q1, while continuing to improve our balance sheet and generate attractive cash flow.  Our execution is as strong as it has ever been, we are launching innovative products that are taking market share from competitors, and we are building capabilities that are strengthening our organization.  We are on track to have a great 2010.

The key takeways from Q1 are as follows:  Our growth was strong and well balanced between both our Bioprocess and Bioscience divisions.  Each division generated impressive double-digit growth in the Americas and Asia and saw strong underlying demand in their core markets.

Second, we are seeing a signficant contribution to our revenue growth from new products.  We have implemented extensive initiatives to accelerate our product innovation and we have increased the number of innovative products we are launching each year.  I am happy to report that these products are penetrating the market and driving higher growth.

Third, our Bioscience Division rebounded and generated impressive top-line growth after a somewhat challenging year in 2009.  The division reported strong laboratory instrumentation sales and saw a sharp uptick in demand from large North American pharmaceutical customers, two areas that were weak last year.  I am encouraged by this strong start and we expect the division to benefit as global economic conditions steadily improve.

Fourth, our Bioprocess business picked up, right where it left off last year.  The division generated exceptional growth as demand from the biotechnology industry continues to be robust.  This performance is impressive when you consider that Bioprocess faced a challenging year-over-year comparison, since it generated 13 percent organic revenue growth in the first quarter of 2009.

Finally, we continued to generate attractive free cash flow as a result of improving the efficiency of our working capital.  We made substantial improvements in our working capital last year and these programs continue to drive improvements in 2010.

With the key takeaways covered, let me move into more detail about our results in the first quarter.

3)	Financial Snapshot – Martin Madaus

First quarter revenues increased 14% percent to $463 million.  Excluding a 5 percent favorable effect from changes in foreign exchange rates, organic revenue growth in the quarter was 9 percent.  From a divisional perspective, if you exclude the effects of changes in foreign exchange rates, both the Bioprocess Division and Bioscience division also grew 9 percent organically.

On the bottom-line, we reported $1.21 in non-GAAP earnings per share, which was a 14 percent improvement over last year.  And our free cash flow grew 12% year over year totaling $77 million in the first quarter.

Now I’ll drill down into the key drivers in each division

I’ll start with the Bioprocess Division.  The division reported its fifth straight quarter of strong performance.  Most of the growth continues to be driven by biotechnology customers in North America and Asia.  These customers are accelerating their production of monoclonal antibodies due to the strong performance of marketed biologics and the need for these customers to build inventories of new drugs that are expected to enter the market later this year.  The division posted excellent, double-digit growth in North America and Asia, two geographies that are primarily driven by the biotechnology industry.  The portion of our business that is not related to the biotechnology industry, what we refer to internally as our Classic Pharma business, also performed well.  Areas of this business that were adversely affected by the economic environment last year have stabilized and returned to historical growth patterns.

Within our three business units, our Downstream Bioprocessing products generated the highest levels of growth in the quarter.  Our disposable manufacturing products grew more than 50 percent as we are gaining share from competitors and benefiting from new product introductions.  Our strategy in the disposable market is to leverage our product breadth to deliver, fully-validated disposable assemblies to our customers.  Our chromatography media, disposable capsules, and tangential flow filtration products all performed well in Q1.

So to close, our Bioprocess Division posted another great quarter of financial performance in Q1.  The division is on track to have a great year and our new products, such as our Mobius FlexReady Disposable Solution, are performing well in the market.

Now turning to our Bioscience Division.  The division achieved an important milestone as it surpassed $200 million in quarterly revenues for the first time. This is a substantial achievement for a business that has transformed itself from a lab water and sample prep provider into a global leader with capabilities in dynamic markets such as multiplex immunoassays, stem cell research and epigenetics.

The division’s impressive growth in the quarter benefited from a rebound in spending from North American pharmaceutical customers and an improved environment for selling lab instrumentation.  These were two areas that were weak last year and benefited from an improving economic environment particularly in North America.  We also saw our first positive impact from stimulus spending in the United States, which positively impacted sales of our laboratory instruments.

From a geographic standpoint, the Bioscience Division generated year-over-year organic growth in all geographies during Q1, with double-digit growth in the Americas and Asia.  China continued to lead much of our growth in Asia.  In fact, we placed more of our Milli-Q Integral lab water products in China during Q1 than we placed in all of Europe during the same time period.  This is evidence that Millipore can execute on global growth opportunities and has the right products for diverse markets.

From a product perspective, our Life Science Business Unit generated the highest level of growth for Bioscience.  We generated our first sales for our handheld automated cell counter, Scepter.  This is a very innovative product that has seen a tremendous initial response from the market.  We are generating impressive orders growth and we expect this will be a very strong product for us in 2010.  Our lab water business benefited from a recovery in capital spending and a more favorable environment for selling laboratory instrumentation.  This business generated mid-single digit organic growth after relatively flat performance in 2009.  Finally, our drug discovery services business is improving as large pharmaceutical and biotechnology customers have finished their integration planning and have established clear research priorities.  This is driving a higher amount of outsourcing activity.

Bioscience is off to a great start to 2010.  We invested heavily in this division last year when many of our competitors were struggling.  We believe that these investments combined with healthier market conditions will enable the division to generate attractive growth in the coming year.

4)	Proposed Merck Transaction

I know that many of you are focused on the status of our proposed transaction with Merck KGaA.  We continue to move the process along and we remain on track to close the transaction during the second half of the year.  During the quarter, we achieved important milestones relating to the transaction.  First, the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act expired on April 19th without a second request for information.  This effectively means that we can proceed with our proposed transaction under U.S. Antitrust laws.

Second, we filed our definitive proxy statement on April 30th and we set the date for our Special Meeting of Shareholders on Thursday, June 3rd at 10:00 a.m. Eastern Time.  The proxy and a proxy ballot were sent to all Millipore shareholders last week.

While we don’t have a clear timeline on if and when we will receive regulatory approval in Europe, we are focused on taking the necessary steps to move the transaction along.  In the meantime, we remain focused on executing our business and delivering the same solid performance that we generated in Q1.

I want to close by saying that I am particularly gratified by this solid performance since our organization stayed focused on executing our business even in the midst of announcing our proposed transaction with Merck.  It would have been easy to become distracted or slow down our organizational initiatives.  Instead, our employees remained focused on delivering results and put up a record quarter of financial performance.  I am proud of this execution and we are on track to have a great year.  I want to extend a personal thank you to all of the 6,000 Millipore employees worldwide.  I look forward to facilitating a smooth transition of Millipore into Merck and starting a new chapter for the company.

With that, I’ll turn the call over to Charlie.

5)	Financial Review-Charlie Wagner

Thanks Martin. I’ll now provide some additional details on our first quarter results.

I will begin with a discussion of our GAAP operating results in the first quarter.  Total Revenues increased 14% from last year’s first quarter, totaling $463 million.  Excluding a 5 percent favorable impact from changes in foreign exchange rates, organic revenue growth was 9 percent in the first quarter.

Our gross profit margin in the first quarter increased 130 basis points on a year-over-year basis to 56% from 54.7% in Q1 2009 due, in part, to lower costs associated with our global supply chain initiative.  Our higher gross margins helped to drive a 150 basis point improvement in our operating margin and our earnings per share increased 4% to $0.99, from $0.95 in Q1 2009.  Remember that Q1 2009 results included the effect of a $9 million gain related to our acquisition of Guava Technologies.  Q1 2010 earnings also were affected by a 2.1 million year-over-year increase in our fully diluted share count due in part to a higher Millipore stock price.  This caused our convertible debt to become dilutive.  And the higher year over year share count lowered our Q1 EPS by $0.05.

From a geographic perspective and excluding the effects of foreign currency translation, our revenues grew an impressive 28 percent in Asia during Q1.  This robust growth was driven primarily by China and Singapore.  Additionally, our business in Japan rebounded nicely and generated 7 percent organic revenue growth in the quarter after struggling in 2009.

In the Americas, we generated 14 percent organic revenue growth, with both our divisions growing double-digits in the region.  The strength of the biotechnology industry and the strong performance of our Life Science Business Unit were the primary drivers of this growth.  Our revenues declined 5 percent in Europe during Q1.  This performance was the result of a weaker economy in Europe and the timing of orders with several large biotechnology customers in the region.

On the next slide, we show our Q1 2010 non-GAAP operating results. Please review the non-GAAP reconciliation table in the press release for the detail of our adjustments.

Our Q1 2010 non-GAAP gross margin of 56.6% increased 30 basis points on a year-over-year basis.  The positive effects of changes in foreign currency and higher manufacturing volumes were offset by a negative product mix.

Our SG&A costs increased 12% on a year-over-year basis.  The increase was due to higher levels of sales and marketing promotions, currency translation and higher employee compensation costs.  We also incurred $1.7 million of higher stock-based compensation costs compared to Q1 2009.  As a percentage of revenue, our SG&A costs decreased 40 basis points from the previous year.

Our R&D spending increased 19% in the quarter.  We invested heavily into R&D last year and we continue to fund a number of initiatives that will help us to deliver growth in the future.  Non-GAAP operating margin in Q1 2010 was 22.6%, which was an increase of 40 basis points from Q1 2009.

Our non-GAAP tax rate in Q1 was 25.5%, a 30 basis point increase from the 25.2% we recorded in Q1 2009 due to a higher proportion of our pre-tax profit coming from United States.  Our non-GAAP net interest expense was $10 million, approximately a half million lower than last year due to our lower debt balances.

We reported $1.21 in non-GAAP EPS, which was $0.15 higher than Q1 2009, and representing 14% growth.  Changes in foreign exchange rates increased our earnings per share by $0.07 in the quarter.  Our earnings growth in Q1 is impressive given our substantial investment into R&D and our higher share count.

Now turning to our balance sheet, our net working capital increased at a rate considerably less than our overall sales growth.  This was because we continued to improve all of the key drivers of our cash conversion cycle.  Compared with the first quarter last year, we have achieved a 4 day improvement in Day Sales Outstanding to 63 days, and a 20 day improvement in Inventory Days to 109 days.

I am particularly proud of the improvement we have made in our Inventory Days.  Just a few years ago, our days of inventory outstanding were nearly 150 days of supply.  At 109 days as of the end of Q1, we have surpassed our long-term target in only 18 months of executing our working capital initiative.  We hoped to get below 120 days by the end of 2010 and we have already hit this target in Q1 which is a testament to how successful this project has been.

Overall, the net result of our DSO and inventory improvements is that we have improved our cash conversion cycle by 24 days compared to the first quarter of 2009.  This is especially impressive given the dramatic improvement in working capital that we generated in 2009.

Continuing down the cash flow statement, cash flow from operations during Q1 was $88 million.  Factoring in capex spending of $11 million, we generated $77 million of free cash flow in the quarter, representing 12% growth over Q1 2009.

We used this cash flow to pay down $32 million of debt while increasing our cash balance by $54 million. We increased our cash balance in Q1 by the same amount we increased cash in all of 2009.

So, I would sum up our Q1 financial performance very simply:  it was an outstanding quarter for Millipore.  We posted 9 percent organic revenue growth and generated our highest level of quarterly revenues; we delivered an impressive 22.6 percent non-GAAP operating margin, and we posted record-breaking earnings.  A quarter like this one is a lot of fun to report.

6)	Sign Off – MARTIN MADAUS

It is possible that this will be Millipore’s last earnings call as an independent public company.  Looking back at the last 5 years of leading Millipore, one of the most interesting and stimulating responsibilities of my job as the CEO has been the building of great relationships with many of you through an open dialogue.   I want to thank all of you who invested into Millipore over the years for your trust in me and I want to thank the analysts for their insightful and diligent work.   I will do everything in my power to ensure a smooth transition to Merck in the coming months and I look forward to speaking to you again sometime in the future.   Thank you for joining us this evening and Good Night.

7)	JOSHUA YOUNG

Before we close the call, I would like to correct one misstatement we made earlier.  We indicated that we mailed our proxy and proxy ballot last week.  This is not correct, we actually mailed the proxy and proxy ballot earlier this week, on Wednesday, and shareholders should receive these materials over the next one to two weeks.  With that, we can now close the call.

ADVANCING LIFE SCIENCE TOGETHER®
May 6, 2010
Millipore Q1 2010
Earnings Conference Call
Martin Madaus, Chairman & CEO
Charles Wagner, Chief Financial Officer
Joshua Young, Director of Investor Relations

2
Forward-Looking Statements / Reg. G
In order to take advantage of the safe harbor provisions of the private securities litigation reform act of 1995, you should understand that we will be making forward-looking statements in this conference. These statements involve a number of risks and uncertainties, including those which are set forth in our annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and our other SEC filings. We assume no obligation to update any forward-looking statement based on new information, future events or any other reason.
A reconciliation of non-GAAP to GAAP results is available in press releases and on the company’s website: http://www.millipore.com

3
Highest level of quarterly sales: $463M

Solid improvement in non-GAAP EPS: $1.21

Substantial investment in R&D: 19% growth

Working capital improvements drive $77M in free cash flow

4
Q1 2010: An Outstanding Quarter for Millipore

*Excludes effects from changes in foreign currency
Q1 2010 Highlights
• Top-line revenues well-balanced
 – 9% organic* revenue growth in both
 Bioprocess and Bioscience divisions
 – New products driving growth
 – Americas & Asia grew double-digits
• Bioscience Division rebounded
 – Lab instrument sales strong
 – Large pharma demand recovering in North
 America
• Bioprocess Division continues its strong
 momentum
• Free cash flow remains robust

REVENUES	$463.0	$407.9	14%
GROSS PROFIT % of revenues	$259.4 56.0%	$223.3 54.7%	16%
SG&A % of revenues	$141.1 30.5%	$126.8 31.1%	11%
R&D % of revenues	$ 30.1 6.5%	$ 25.2 6.2%	19%
OPERATING PROFIT % of revenues	$ 88.1 19.0%	$ 71.3 17.5%	24%
NET INCOME ATTRIBUTABLE TO MILLIPORE	$ 57.2	$ 53.0	8%
EPS	$ 0.99	$ 0.95	4%
SHARES OUTSTANDING	57.9	55.8	4%
Q1 2010
Q1 2009
% Growth
(Dollars in millions, except per share data)
Q1 2010 GAAP Results

REVENUES	$463.0	$407.9	14%
GROSS PROFIT* % of revenues	$261.9 56.6%	$229.5 56.3%	14%
OPERATING PROFIT* % of revenues	$104.5 22.6%	$ 90.7 22.2%	15%
NET INCOME ATTRIBUTABLE TO MILLIPORE*	$ 70.2	$ 59.2	19%
EPS*	$ 1.21	$ 1.06	14%
Q1 2010
Q1 2009
% Growth
(Dollars in millions, except per share data)
* Non-GAAP, please refer to the non-GAAP reconciliation table in Millipore’s Q1 2010 earnings release
Q1 2010 Non-GAAP Results*

CASH	$223	$168	$172
ACCOUNTS RECEIVABLE DSO	$315 63 Days	$281 59 Days	$289 67 Days
INVENTORY Days of Inventory	$238 109 Days	$258 118 Days	$253 129 Days
DEBT	$885	$933	$1,073
(Dollars in millions)
Apr. 3, 2010
Dec. 31, 2009
Apr. 4, 2009
Balance Sheet